Exhibit 99

CapitalSouth Bancorp Announces W. Flake Oakley named President and
Director of CapitalSouth Bancorp

FOR IMMEDIATE RELEASE - Birmingham, Alabama (January 5, 2007) - CapitalSouth Bancorp (“CapitalSouth”) (NASDAQ-GM: CAPB) today announced that W. Flake Oakley has joined the Company as President. He will report to W. Dan Puckett, CapitalSouth’s Chairman and CEO. Mr. Oakley will also be a director of CapitalSouth Bancorp.

Mr. Oakley was most recently an independent consultant on acquisitions to financial institutions, including CapitalSouth. This followed 17 years at Colonial BancGroup in Montgomery. He was CFO of Colonial for 12 years and President for 2 years.

“Flake brings tremendous experience in acquisitions and finance to CapitalSouth” said Mr. Puckett. “I look forward to his contribution to the Company’s goal of expanding in its current markets and entering new markets through acquisitions.”

Mr. Oakley was in public accounting for 10 years after graduating from The University of Alabama with a BS in Business Administration in 1975. He joined Mortgage Corporation of the South as Controller in 1985, and then Colonial BancGroup as a Regional Controller in 1988. He progressed to CFO of Colonial by 1991, and then to President in 2003. He holds a Certified Public Accountant designation. He is active in the Montgomery area and currently serves as a director of The Children’s Center of Montgomery, a school dedicated to children with disabilities.

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville and Montgomery Alabama, and Jacksonville Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. Two of CapitalSouth Bank’s offices operate under the name “Banco Hispano” and provide financial services to the growing Latino community prevalent in their areas. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

CapitalSouth Bancorp common stock is traded on the NASDAQ Global Market System under the symbol “CAPB”.

This press release contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which is based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Executive Officer	Chief Financial Officer
	(205) 870-1939	(205) 870-1939